Exhibit 99

NextEra Energy, Inc. Media Line: 561-694-4442 April 22, 2020 FOR IMMEDIATE RELEASE

NextEra Energy reports first-quarter 2020 financial results

•	NextEra Energy continues to deliver affordable and reliable power for customers despite challenges caused by COVID-19 pandemic

•	Florida Power & Light Company and Gulf Power Company remain focused on further enhancing their customer value propositions

•	NextEra Energy Resources adds approximately 1,600 megawatts to its backlog and 2020 renewables construction program remains on track

•	Strength and diversity of NextEra Energy's underlying businesses position the company well to continue to execute over both the near- and long-term horizons

JUNO BEACH, Fla. - NextEra Energy, Inc. (NYSE: NEE) today reported 2020 first-quarter net income attributable to NextEra Energy on a GAAP basis of $421 million, or $0.86 per share, compared to $680 million, or $1.41 per share, for the first quarter of 2019. On an adjusted basis, NextEra Energy's 2020 first-quarter earnings were $1.170 billion, or $2.38 per share, compared to $1.060 billion, or $2.20 per share, in the first quarter of 2019.

Adjusted earnings for these periods exclude the effects of non-qualifying hedges; NextEra Energy Partners, LP net investment gains; gain on disposal of a business; differential membership interests-related; change in unrealized gains and losses on equity securities held in NextEra Energy Resources' nuclear decommissioning funds and other than temporary impairments (OTTI); operating results from the Spain solar projects; and acquisition-related expenses.

NextEra Energy's management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, analysis of performance, reporting of results to the board of directors and as an input in determining performance-based compensation under the company's employee incentive compensation plans. NextEra Energy also uses earnings expressed in this fashion when communicating its financial results and earnings outlook to analysts and investors. NextEra Energy's management believes that adjusted earnings provide a more meaningful representation of NextEra Energy's fundamental earnings power. A reconciliation of historical adjusted earnings to net income attributable to NextEra Energy, which is the most directly comparable GAAP measure, is included in the attachments to this news release.

"I want to extend our deepest sympathies to all those who have been personally affected by the COVID-19 pandemic," said Jim Robo, chairman and chief executive officer of NextEra Energy. "The country and the world are facing devastating impacts from the spread of the virus, and we remain resolutely focused on doing our part by continuing to deliver affordable and reliable power. Never before has it been more clear how critical electricity is to the world -- and our team is laser-focused on ensuring its uninterrupted delivery -- so first responders can help those in need, businesses can continue to operate where possible, governments can continue to function and our customers can go about their daily lives to the greatest extent possible during these challenging times. In addition, I would like to thank all of NextEra Energy's employees for their continued focus, hard work and execution during this pandemic. It is because of them that I have never been more confident in our ability to deliver on all of our expectations to our customers, shareholders and other stakeholders.

"Despite the challenges created by the COVID-19 pandemic, NextEra Energy has continued our long track record of execution in all areas of the business," said Robo. "NextEra Energy's financial performance for the first quarter reflects this strong operating performance, with adjusted earnings per share increasing more than 8% year-over-year. At FPL and Gulf Power, our focus has been, and will continue to be, on delivering an outstanding value proposition of low bills, high reliability, outstanding customer service and clean energy solutions for our customers. At NextEra Energy Resources, we continue to believe the market opportunity for low-cost renewables has never been greater, and the team had another terrific quarter of origination with the addition of approximately 1,600 megawatts to the backlog. While we continue to monitor this situation closely, we currently expect that all of our 2020 renewables construction projects will achieve their in service dates this year. The company continues to have a strong balance sheet and ample liquidity, which was further enhanced with the execution of several transactions since the start of the year, bringing NextEra Energy's liquidity to approximately $12 billion. Despite the current market challenges, and as a result of the strength and diversity of NextEra Energy's underlying businesses, I will be disappointed if we are not able to deliver financial results at or near the top end of our adjusted earnings per share expectations ranges in 2020, 2021 and 2022, while at the same time maintaining our strong credit ratings and, most importantly, continuing to reliably deliver for our customers. While our expectations always assume normal weather and operating conditions, I have confidence in our ability to meet these expectations even when accounting for a reasonable range of impacts and outcomes that may result from the COVID-19 pandemic."

COVID-19
Over the past several weeks, NextEra Energy has continued to execute across the board throughout the COVID-19 pandemic. The company's transmission and distribution systems continue to perform in line with their typical high reliability standards. Operations at all generating facilities at FPL, Gulf Power and NextEra Energy Resources have been modified to help protect the health and safety of employees, and the pandemic has not caused any meaningful impacts at this time. NextEra Energy understands the critical role that electricity plays in the economy and the daily lives of its customers, and its businesses remain steadfastly focused on meeting their commitments.

As part of NextEra Energy's core commitment to do the right thing, FPL and Gulf Power have taken steps to help customers face the challenges created by the COVID-19 pandemic. Both utilities have suspended electrical disconnections during the state of emergency in Florida to ensure customers have continued access to electricity regardless of their economic circumstances. Additionally, in May, the typical FPL and Gulf Power residential customers will receive a one-time bill decrease of approximately 25% and 40%, respectively, as an accelerated flow back of lower fuel costs. The NextEra Energy companies and employees also have committed more than $4.0 million in emergency assistance funds to provide critical support to the most vulnerable members of the community.

Florida Power & Light Company
FPL, which serves more than 5 million customer accounts in Florida and is the largest rate-regulated electric utility in the United States as measured by retail electricity produced and sold, reported first-quarter 2020 net income of $642 million, or $1.31 per share, compared to $588 million, or $1.22 per share, for the prior-year quarter.

FPL's growth over the prior-year comparable quarter was primarily driven by continued investment in the business. FPL's capital expenditures were approximately $1.4 billion in the first quarter of 2020 and full-year capital investments are expected to be between $5.8 billion and $6.3 billion. Regulatory capital employed increased by approximately 9% over the same quarter last year. During the first quarter of

2020, FPL's average number of customers increased by approximately 72,000 from the prior-year comparable quarter.

Despite the challenges presented by the COVID-19 pandemic, all of FPL's major capital projects remain on track and on budget. In late January, the first six SolarTogether projects, totaling approximately 450 megawatts (MW), entered service. An additional 450 MW of SolarTogether sites, as well as the final 300 MW of solar being built under the solar base rate adjustment, or SoBRA, mechanism of FPL's base rate settlement agreement, remain on track to be placed in service this year. Beyond solar, construction on the highly efficient, approximately 1,200-MW Dania Beach Clean Energy Center remains on schedule and on budget as it continues to advance toward its projected commercial operation date in 2022.

FPL and Gulf Power recently filed a combined Ten Year Site Plan with the Florida Public Service Commission (PSC) that highlights the next phase of smart capital investment opportunities across the Florida system. The filing reflects the expectation that FPL and Gulf Power will begin to operate as an integrated electric system in 2022. Since the Gulf Power acquisition closed in 2019, FPL and Gulf Power have been reviewing the potential benefits of merging into a single, larger Florida utility company. Based on this review, the companies expect that a merger will create both operational and financial benefits for customers. As a result, the companies plan to take additional steps to merge over the coming months.

The combined Ten Year Site Plan projects an approximately 70% increase in the amount of zero-emission electricity that is generated in 2029, relative to 2019, as a result of FPL's continued rapid expansion of solar energy through the execution of its "30-by-30" plan. By the end of this decade, FPL projects that it will have more than 10,000 MW of installed solar capacity, including nearly 1,600 MW within the current Gulf Power service territory. Of this total capacity, approximately 1,500 MW are expected to be constructed under FPL's recently approved SolarTogether program, which is the nation's largest community solar program. Since the official launch of the program last month, customer demand across all rate classes has been substantial, with demand from residential customers in one week surpassing the total residential private solar capacity that has been installed over the past 10 years. The innovative program is expected to generate $249 million in total net cost savings for participating and non-participating customers over its life.

The Ten Year Site Plan also highlights other efforts to supply customers with clean and affordable energy, including deploying approximately 1,200 MW of battery storage, eliminating essentially all of the coal from the integrated system and eliminating the combined-cycle natural gas plants at FPL and Gulf Power that were previously expected to be constructed in the middle of this decade. As FPL and Gulf Power execute on these opportunities to further modernize their combined generation fleet, the company expects to enhance its customer value proposition while also reducing its carbon dioxide emissions rate, which is already among the lowest in the nation and is targeted to be 67% below the 2005 U.S. electric industry average by 2030.

Gulf Power Company
Gulf Power, a rate-regulated electric utility that serves approximately 470,000 customers in eight counties throughout northwest Florida, reported first-quarter 2020 net income of $40 million, or $0.08 per share, compared to $37 million, or $0.08 per share, for the prior-year quarter.

Gulf Power's capital expenditures were $340 million for the first quarter of 2020, as it continues to execute on smart capital investments for the benefit of customers. Full-year capital investments are expected to be between $800 million and $900 million. As a result of these ongoing investments, regulatory capital employed increased by approximately 25% year-over-year.

The overall execution of Gulf Power's capital program continues to progress well. The approximately 75-MW Blue Indigo Solar Energy Center, Gulf Power's first solar development project, was placed in service earlier this month and is expected to generate significant customer savings over its lifetime. All of Gulf Power's other major capital investments, including the North Florida Resiliency Connection and the Plant Crist coal-to-natural gas conversion, continue to remain on track.

NextEra Energy Resources
NextEra Energy Resources, the competitive energy business of NextEra Energy, reported a first-quarter 2020 contribution to net income attributable to NextEra Energy on a GAAP basis of $318 million, or $0.65 per share, compared to $321 million, or $0.67 per share, in the prior-year quarter. On an adjusted basis, NextEra Energy Resources' earnings for the first quarter of 2020 were $529 million, or $1.08 per share, compared to $467 million, or $0.97 per share, for the first quarter of 2019.

NextEra Energy Resources continued its recent origination success in the first quarter of 2020. Since the fourth-quarter and full-year 2019 financial results call in January, the team added 1,590 MW of renewables projects to the backlog, including approximately 600 MW of wind, 420 MW of solar, 113 MW of wind repowering projects and 457 MW of battery storage. NextEra Energy's battery storage investments in 2021 are now expected to exceed $1 billion, which the company believes would be the largest-ever annual battery storage investment by any power company in the world.

NextEra Energy Resources' 2020 construction program remains on track despite the COVID-19 pandemic. Wind turbine deliveries for 2020 projects remain ahead of schedule, and the company is not currently experiencing any significant equipment or labor issues at any of the more than 5,000 MW of wind and solar projects that are expected to be completed this year. While the company continues to monitor the situation closely, it expects that all of its planned 2020 renewables construction projects will achieve their in service dates this year.

Corporate and Other
In the first quarter of 2020 on a GAAP basis, Corporate and Other earnings decreased $0.62 per share, compared to the prior-year quarter. On an adjusted basis, Corporate and Other earnings for the first quarter of 2020 declined $0.02 per share, compared to the prior-year quarter.

Outlook
NextEra Energy's financial expectations, which were extended last year through 2022, remain unchanged. NextEra Energy continues to expect its adjusted earnings per share compound annual growth rate to be in a range of 6% to 8% through 2021, off the 2018 adjusted earnings per share of $7.70, plus accretion of $0.15 and $0.20 in 2020 and 2021, respectively, from the Florida acquisitions. For 2020, NextEra Energy continues to expect its adjusted earnings per share to be in the range of $8.70 to $9.20. For 2022, NextEra Energy expects to grow 6% to 8%, off 2021 adjusted earnings per share, translating to a range of $10.00 to $10.75 per share. From 2018 to 2022, NextEra Energy continues to expect that operating cash flow will grow roughly in line with its adjusted earnings per share compound annual growth rate range.

As announced in February, the board of NextEra Energy approved an updated dividend policy for beyond 2020, which is expected to translate to a growth rate in dividends per share of roughly 10% per year through at least 2022, off a 2020 base. The board's approval to continue to grow NextEra Energy's dividends per share in excess of its expected adjusted earnings per share growth rate is a reflection of the continued strength of the earnings and operating cash flow growth at NextEra Energy.

NextEra Energy's adjusted earnings expectations exclude the cumulative effect of adopting new accounting standards; the effects of non-qualifying hedges and unrealized gains and losses on equity securities held in NextEra Energy Resources' nuclear decommissioning funds and OTTI, none of which can be determined at this time. Adjusted earnings expectations also exclude the effects of NextEra Energy Partners, LP net investment gains; gains on disposal of a business; differential membership interests-related; and acquisition-related expenses. In addition, adjusted earnings expectations assume, among other things, normal weather and operating conditions; supportive commodity markets; current forward curves; public policy support for wind and solar development and construction; market demand and transmission expansion to support wind and solar development; market demand for pipeline capacity; access to capital at reasonable cost and terms; no divestitures other than to NextEra Energy Partners, LP or acquisitions; no adverse litigation decisions; and no changes to governmental tax policy or incentives. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, NextEra Energy's first-quarter 2020 financial results conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be the first-quarter 2020 financial results for NextEra Energy Partners, LP (NYSE: NEP). The listen-only webcast will be available on NextEra Energy's website by accessing the following link: www.NextEraEnergy.com/FinancialResults. The news release and slides accompanying the presentation may be downloaded at www.NextEraEnergy.com/FinancialResults, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE: NEE) is a leading clean energy company headquartered in Juno Beach, Florida. NextEra Energy owns two electric companies in Florida: Florida Power & Light Company, which serves more than five million customer accounts in Florida and is the largest rate-regulated electric utility in the United States as measured by retail electricity produced and sold; and Gulf Power Company, which serves approximately 470,000 customers in eight counties throughout northwest Florida. NextEra Energy also owns a competitive energy business, NextEra Energy Resources, LLC, which, together with its affiliated entities, is the world's largest generator of renewable energy from the wind and sun and a world leader in battery storage. Through its subsidiaries, NextEra Energy generates clean, emissions-free electricity from eight commercial nuclear power units in Florida, New Hampshire, Iowa and Wisconsin. A Fortune 200 company and included in the S&P 100 index, NextEra Energy has been recognized often by third parties for its efforts in sustainability, corporate responsibility, ethics and compliance, and diversity. NextEra Energy is ranked No. 1 in the electric and gas utilities industry on Fortune's 2020 list of "World's Most Admired Companies" and ranked among the top 25 on Fortune's 2018 list of companies that "Change the World." For more information about NextEra Energy companies, visit these websites:
www.NextEraEnergy.com, www.FPL.com, www.GulfPower.com, www.NextEraEnergyResources.com.

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Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NextEra Energy's and FPL's control. Forward-looking statements in this news release include, among others, statements concerning adjusted earnings per share expectations and future operating performance, statements concerning future dividends, and results of acquisitions. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NextEra Energy and FPL and their business and financial condition are subject to risks and uncertainties that could cause their actual results to differ materially from those expressed or implied in the forward-looking statements, or may require them to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, those discussed in this news release and the following: effects of extensive regulation of NextEra Energy's and FPL's business operations; inability of NextEra Energy and FPL to recover in a timely manner any significant amount of costs, a return on certain assets or a reasonable return on invested capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise; impact of political, regulatory and economic factors on regulatory decisions important to NextEra Energy and FPL; disallowance of cost recovery by FPL based on a finding of imprudent use of derivative instruments; effect of any reductions or modifications to, or elimination of, governmental incentives or policies that support utility scale renewable energy projects of NextEra Energy Resources, LLC and its affiliated entities (NextEra Energy Resources) or the imposition of additional tax laws, policies or assessments on renewable energy; impact of new or revised laws, regulations, interpretations or ballot or regulatory initiatives on NextEra Energy and FPL; capital expenditures, increased operating costs and various liabilities attributable to environmental laws, regulations and other standards applicable to NextEra Energy and FPL; effects on NextEra Energy and FPL of federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions; exposure of NextEra Energy and FPL to significant and increasing compliance costs and substantial monetary penalties and other sanctions as a result of extensive federal regulation of their operations and businesses; effect on NextEra Energy and FPL of changes in tax laws, guidance or policies as well as in judgments and estimates used to determine tax-related asset and liability amounts; impact on NextEra Energy and FPL of adverse results of litigation; effect on NextEra Energy and FPL of failure to proceed with projects under development or inability to complete the construction of (or capital improvements to) electric generation, transmission and distribution facilities, gas infrastructure facilities or other facilities on schedule or within budget; impact on development and operating activities of NextEra Energy and FPL resulting from risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements; risks involved in the operation and maintenance of electric generation, transmission and distribution facilities, gas infrastructure facilities, retail gas distribution system in Florida and other facilities; effect on NextEra Energy and FPL of a lack of growth or slower growth in the number of customers or in customer usage; impact on NextEra Energy and FPL of severe weather and other weather conditions; threats of terrorism and catastrophic events that could result from terrorism, cyberattacks or other attempts to disrupt NextEra Energy's and FPL's business or the businesses of third parties; inability to obtain adequate insurance coverage for protection of NextEra Energy and FPL against significant losses and risk that insurance coverage does not provide protection against all significant losses; a prolonged period of low gas and oil prices could impact NextEra Energy Resources’ gas infrastructure business and cause NextEra Energy Resources to delay or cancel certain gas infrastructure projects and could result in certain projects becoming impaired; risk to NextEra Energy Resources of increased operating costs resulting from unfavorable supply costs necessary to provide NextEra Energy Resources' full energy and capacity requirement services; inability or failure by NextEra Energy Resources to manage properly or hedge effectively the commodity risk within its portfolio; effect of reductions in the liquidity of energy markets on NextEra Energy's ability to manage operational risks; effectiveness of NextEra Energy's and FPL's risk management tools associated with their hedging and trading procedures to protect against significant losses, including the effect of unforeseen price variances from historical behavior; impact of unavailability or disruption of power transmission or commodity transportation facilities on sale and delivery of power or natural gas by NextEra Energy, including FPL; exposure of NextEra Energy and FPL to credit and performance risk from customers, hedging counterparties and vendors; failure of NextEra Energy or FPL counterparties to perform under derivative contracts or of requirement for NextEra Energy or FPL to post margin cash collateral under derivative contracts; failure or breach of NextEra Energy's or FPL's information technology systems; risks to NextEra Energy and FPL's retail businesses from compromise of sensitive customer data; losses from volatility in the market values of derivative instruments and limited liquidity in OTC markets; impact of negative publicity; inability of NextEra Energy and FPL to maintain, negotiate or renegotiate acceptable franchise agreements with municipalities and counties in Florida; occurrence of work strikes or stoppages and increasing personnel costs; NextEra Energy's ability to successfully identify, complete and integrate acquisitions, including the effect of increased competition for acquisitions; environmental, health and financial risks associated with NextEra Energy Resources’ and FPL's ownership and operation of nuclear generation facilities; liability of NextEra Energy and FPL for significant retrospective assessments and/or retrospective insurance premiums in the event of an incident at certain nuclear generation facilities; increased operating and capital expenditures and/or reduced revenues at nuclear generation facilities of NextEra Energy or FPL resulting from orders or new regulations of the Nuclear Regulatory Commission; inability to operate any of NextEra Energy Resources' or FPL's owned nuclear generation units through the end of their respective operating licenses or through expected shutdown; effect of disruptions, uncertainty or volatility in the credit and capital markets or actions by third parties in connection with project-specific or other financing arrangements on NextEra Energy's and FPL's ability to fund their liquidity and capital needs and meet their growth objectives; inability of NextEra Energy, FPL and NextEra Energy Capital Holdings, Inc. to maintain their current credit ratings; impairment of NextEra Energy's and FPL's liquidity from inability of credit providers to fund their credit commitments or to maintain their current credit ratings; poor market performance and other economic factors that could affect NextEra Energy's defined benefit pension plan's funded status; poor market performance and other risks to the asset values of NextEra Energy's and FPL's nuclear decommissioning funds; changes in market value and other risks to certain of NextEra Energy's investments; effect of inability of NextEra Energy subsidiaries to pay upstream dividends or repay funds to NextEra Energy or of NextEra Energy's performance under guarantees of subsidiary obligations on NextEra Energy's ability to meet its financial obligations and to pay dividends on its common stock; the fact that the amount and timing of dividends payable on NextEra Energy's common stock, as well as the dividend policy approved by NextEra Energy's board of directors from time to time, and changes to that policy, are within the sole discretion of NextEra Energy's board of directors and, if declared and paid, dividends may be in amounts that are less than might be expected by shareholders; NEP’s inability to access sources of capital on commercially reasonable terms could have an effect on its ability to consummate future acquisitions and on the value of NextEra Energy’s limited partner interest in NextEra Energy Operating Partners, LP; effects of disruptions, uncertainty or volatility in the credit and capital markets on the market price of NextEra Energy's common stock; and the ultimate severity and duration of the coronavirus pandemic and its effects on NextEra Energy's and FPL's businesses. NextEra Energy and FPL discuss these and other risks and uncertainties in their annual report on Form 10-K for the year ended December 31, 2019 and other SEC filings, and this news release should be read in conjunction with such SEC filings. The forward-looking statements made in this news release are made only as of the date of this news release and NextEra Energy and FPL undertake no obligation to update any forward-looking statements.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Preliminary
Three Months Ended March 31, 2020	FPL	Gulf Power	NEER	Corporate and Other(a)	NextEra Energy
Operating Revenues	$2,540	$328	$1,773	$(28)	$4,613
Operating Expenses (Income)
Fuel, purchased power and interchange	586	111	155	(31)	821
Other operations and maintenance	317	63	408	42	830
Depreciation and amortization	402	68	360	18	848
Losses (gains) on disposal of businesses/assets - net	—	—	(274)	1	(273)
Taxes other than income taxes and other - net	320	28	57	1	406
Total operating expenses - net	1,625	270	706	31	2,632
Operating Income (Loss)	915	58	1,067	(59)	1,981
Other Income (Deductions)
Interest expense	(152)	(15)	(343)	(801)	(1,311)
Equity in earnings (losses) of equity method investees	—	—	(390)	—	(390)
Allowance for equity funds used during construction	16	5	1	—	22
Interest income	1	1	8	3	13
Gains on disposal of investments and other property - net	—	—	24	—	24
Change in unrealized gains (losses) on equity securities held in NEER's nuclear decommissioning funds - net	—	—	(328)	—	(328)
Other net periodic benefit income	—	—	—	52	52
Other - net	(1)	1	10	—	10
Total other income (deductions) - net	(136)	(8)	(1,018)	(746)	(1,908)
Income (Loss) before Income Taxes	779	50	49	(805)	73
Income Tax Expense (Benefit)	137	10	(156)	(226)	(235)
Net Income (Loss)	642	40	205	(579)	308
Net Loss Attributable to Noncontrolling Interests	—	—	113	—	113
Net Income (Loss) Attributable to NextEra Energy, Inc.	$642	$40	$318	$(579)	$421
Reconciliations of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings (Loss):
Net Income (Loss) Attributable to NextEra Energy, Inc.	$642	$40	$318	$(579)	$421
Adjustments - pretax:(b)
Net losses associated with non-qualifying hedges	—	—	252	722	974
Change in unrealized losses (gains) on equity securities held in NEER's nuclear decommissioning funds and OTTI - net	—	—	321	—	321
Differential membership interests-related	—	—	34	—	34
NEP investment gains - net	—	—	48	—	48
Gains on disposal of a business/assets	—	—	(256)	—	(256)
Less related income tax benefit	—	—	(188)	(184)	(372)
Adjusted Earnings (Loss)	$642	$40	$529	$(41)	$1,170
Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$1.31	$0.08	$0.65	$(1.18)	$0.86
Adjustments - pretax:(b)
Net losses associated with non-qualifying hedges	—	—	0.51	1.47	1.98
Change in unrealized losses (gains) on equity securities held in NEER's nuclear decommissioning funds and OTTI - net	—	—	0.66	—	0.66
Differential membership interests-related	—	—	0.07	—	0.07
NEP investment gains - net	—	—	0.10	—	0.10
Gains on disposal of a business/assets	—	—	(0.52)	—	(0.52)
Less related income tax benefit	—	—	(0.39)	(0.38)	(0.77)
Adjusted Earnings (Loss) Per Share	$1.31	$0.08	$1.08	$(0.09)	$2.38
Weighted-average shares outstanding (assuming dilution)					492

————————————
(a) Corporate and Other represents other business activities and eliminating entries, and may include the net effect of rounding. Corporate and Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and differential membership interests sold by NEER’s subsidiaries. Residual corporate interest expense is included in Corporate and Other.

(b) After tax impact by segment is as follows:	NEER		Corporate and Other		NextEra Energy
	Adjusted Earnings	Adjusted EPS	Adjusted Earnings	Adjusted EPS	Adjusted Earnings	Adjusted EPS
Net losses associated with non-qualifying hedges	$180	$0.36	$538	$1.09	$718	$1.45
Change in unrealized losses (gains) on equity securities held in NEER's nuclear decommissioning funds and OTTI - net	$229	$0.47	$—	$—	$229	$0.47
Differential membership interests-related	$25	$0.05	$—	$—	$25	$0.05
NEP investment gains - net	$36	$0.07	$—	$—	$36	$0.07
Gains on disposal of a business/assets	$(258)	$(0.52)	$—	$—	$(258)	$(0.52)
Operating income of Spain solar projects	$(1)	$—	$—	$—	$(1)	$—

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Preliminary
Three Months Ended March 31, 2019	FPL	Gulf Power	NEER(a)	Corporate and Other(a)(b)	NextEra Energy
Operating Revenues	$2,618	$328	$1,161	$(32)	$4,075
Operating Expenses (Income)
Fuel, purchased power and interchange	729	123	149	(34)	967
Other operations and maintenance	340	69	362	44	815
Depreciation and amortization	375	50	332	15	772
Losses (gains) on disposal of businesses/assets - net	(1)	—	(27)	2	(26)
Taxes other than income taxes and other - net	318	29	49	16	412
Total operating expenses - net	1,761	271	865	43	2,940
Operating Income (Loss)	857	57	296	(75)	1,135
Other Income (Deductions)
Interest expense	(139)	(13)	(236)	(326)	(714)
Equity in earnings (losses) of equity method investees	—	—	16	—	16
Allowance for equity funds used during construction	24	—	2	—	26
Interest income	1	—	9	2	12
Gains on disposal of investments and other property - net	—	—	23	—	23
Change in unrealized gains (losses) on equity securities held in NEER's nuclear decommissioning funds - net	—	—	117	—	117
Other net periodic benefit income	—	—	—	51	51
Other - net	1	—	10	3	14
Total other income (deductions) - net	(113)	(13)	(59)	(270)	(455)
Income (Loss) before Income Taxes	744	44	237	(345)	680
Income Tax Expense (Benefit)	156	7	(10)	(79)	74
Net Income (Loss)	588	37	247	(266)	606
Net Loss Attributable to Noncontrolling Interests	—	—	74	—	74
Net Income (Loss) Attributable to NextEra Energy, Inc.	$588	$37	$321	$(266)	$680
Reconciliations of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings (Loss):
Net Income (Loss) Attributable to NextEra Energy, Inc.	$588	$37	$321	$(266)	$680
Adjustments - pretax:(c)
Net losses associated with non-qualifying hedges	—	—	224	259	483
Change in unrealized losses (gains) on equity securities held in NEER's nuclear decommissioning funds and OTTI - net	—	—	(120)	—	(120)
Differential membership interests-related	—	—	30	—	30
NEP investment gains - net	—	—	48	—	48
Operating income of Spain solar projects	—	—	(1)	—	(1)
Acquisition-related	—	—	—	16	16
Less related income tax benefit	—	—	(35)	(41)	(76)
Adjusted Earnings (Loss)	$588	$37	$467	$(32)	$1,060
Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$1.22	$0.08	$0.67	$(0.56)	$1.41
Adjustments - pretax:(c)
Net losses associated with non-qualifying hedges	—	—	0.46	0.54	1.00
Change in unrealized losses (gains) on equity securities held in NEER's nuclear decommissioning funds and OTTI - net	—	—	(0.25)	—	(0.25)
Differential membership interests-related	—	—	0.06	—	0.06
NEP investment gains - net	—	—	0.10	—	0.10
Operating income of Spain solar projects	—	—	—	—	—
Acquisition-related	—	—	—	0.03	0.03
Less related income tax benefit	—	—	(0.07)	(0.08)	(0.15)
Adjusted Earnings (Loss) Per Share	$1.22	$0.08	$0.97	$(0.07)	$2.20
Weighted-average shares outstanding (assuming dilution)					482

————————————
(a) During the fourth quarter of 2019, NEET, which was previously reported in Corporate and Other, was moved to the NEER segment. Amounts for NEER and Corporate and Other were adjusted to reflect the segment change.

(b) Corporate and Other represents other business activities and eliminating entries, and may include the net effect of rounding. Corporate and Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and differential membership interests sold by NEER’s subsidiaries. Residual corporate interest expense is included in Corporate and Other.

(c) After tax impact by segment is as follows:	NEER		Corporate and Other		NextEra Energy
	Adjusted Earnings	Adjusted EPS	Adjusted Earnings	Adjusted EPS	Adjusted Earnings	Adjusted EPS
Net losses associated with non-qualifying hedges	$173	$0.34	$193	$0.40	$366	$0.74
Change in unrealized losses (gains) on equity securities held in NEER's nuclear decommissioning funds and OTTI - net	$(84)	$(0.17)	$—	$—	$(84)	$(0.17)
Differential membership interests-related	$22	$0.05	$—	$—	$22	$0.05
NEP investment gains - net	$36	$0.08	$—	$—	$36	$0.08
Operating income of Spain solar projects	$(1)	$—	$—	$—	$(1)	$—
Acquisition-related	$—	$—	$41	$0.09	$41	$0.09

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions) (unaudited)			Preliminary
March 31, 2020	FPL	Gulf Power	NEER	Corporate and Other(a)	NextEra Energy
Property, Plant and Equipment
Electric plant in service and other property	$55,481	$5,551	$36,474	$211	$97,717
Nuclear fuel	1,221	—	618	—	1,839
Construction work in progress	3,326	744	6,125	6	10,201
Accumulated depreciation and amortization	(14,232)	(1,434)	(10,074)	(144)	(25,884)
Total property, plant and equipment - net	45,796	4,861	33,143	73	83,873
Current Assets
Cash and cash equivalents	1,001	317	340	1,677	3,335
Customer receivables, net of allowances	963	137	968	—	2,068
Other receivables	359	3	384	(193)	553
Materials, supplies and fossil fuel inventory	754	137	480	—	1,371
Regulatory assets	237	119	1	(8)	349
Derivatives	3	—	963	28	994
Other	177	47	837	(6)	1,055
Total current assets	3,494	760	3,973	1,498	9,725
Other Assets
Special use funds	4,236	—	1,877	—	6,113
Investment in equity method investees	—	—	6,861	1	6,862
Prepaid benefit costs	1,496	—	2	(27)	1,471
Regulatory assets	2,506	397	108	235	3,246
Derivatives	—	—	1,934	2	1,936
Goodwill	300	—	1,215	2,686	4,201
Other	489	222	2,342	157	3,210
Total other assets	9,027	619	14,339	3,054	27,039
Total Assets	$58,317	$6,240	$51,455	$4,625	$120,637
Capitalization
Common stock	$1,373	$678	$—	$(2,046)	$5
Additional paid-in capital	12,051	1,412	12,325	(14,120)	11,668
Retained earnings	9,816	65	19,460	(4,419)	24,922
Accumulated other comprehensive loss	—	(1)	(79)	(112)	(192)
Total common shareholders' equity	23,240	2,154	31,706	(20,697)	36,403
Noncontrolling interests	—	—	4,472	—	4,472
Total equity	23,240	2,154	36,178	(20,697)	40,875
Redeemable noncontrolling interests	—	—	238	—	238
Long-term debt	15,401	1,511	4,412	19,792	41,116
Total capitalization	38,641	3,665	40,828	(905)	82,229
Current Liabilities
Commercial paper	210	363	—	1,003	1,576
Other short-term debt	—	200	—	1,825	2,025
Current portion of long-term debt	21	175	233	2,060	2,489
Accounts payable	722	110	2,578	(60)	3,350
Customer deposits	461	35	6	—	502
Accrued interest and taxes	415	43	171	82	711
Derivatives	15	—	420	13	448
Accrued construction-related expenditures	288	14	585	—	887
Regulatory liabilities	283	19	—	10	312
Other	407	126	626	263	1,422
Total current liabilities	2,822	1,085	4,619	5,196	13,722
Other Liabilities and Deferred Credits
Asset retirement obligations	2,293	108	1,078	—	3,479
Deferred income taxes	5,534	635	3,031	(1,118)	8,082
Regulatory liabilities	8,622	530	130	—	9,282
Derivatives	—	—	669	1,187	1,856
Other	405	217	1,100	265	1,987
Total other liabilities and deferred credits	16,854	1,490	6,008	334	24,686
Commitments and Contingencies
Total Capitalization and Liabilities	$58,317	$6,240	$51,455	$4,625	$120,637
————————————
(a) Corporate and Other represents other business activities and eliminating entries, and may include the net effect of rounding. Corporate and Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and differential membership interests sold by NEER’s subsidiaries. Residual corporate interest expense is included in Corporate and Other.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets			Preliminary
(millions)
(unaudited)
December 31, 2019	FPL	Gulf Power	NEER	Corporate and Other(a)	NextEra Energy
Property, Plant and Equipment
Electric plant in service and other property	$54,523	$5,628	$35,746	$196	$96,093
Nuclear fuel	1,153	—	602	—	1,755
Construction work in progress	3,351	765	5,151	63	9,330
Accumulated depreciation and amortization	(13,953)	(1,630)	(9,457)	(128)	(25,168)
Total property, plant and equipment - net	45,074	4,763	32,042	131	82,010
Current Assets
Cash and cash equivalents	77	6	352	165	600
Customer receivables, net of allowances	1,024	143	1,113	2	2,282
Other receivables	333	7	404	(219)	525
Materials, supplies and fossil fuel inventory	722	127	479	—	1,328
Regulatory assets	227	117	1	(10)	335
Derivatives	3	—	740	19	762
Other	133	45	1,398	—	1,576
Total current assets	2,519	445	4,487	(43)	7,408
Other Assets
Special use funds	4,771	—	2,183	—	6,954
Investment in equity method investees	—	—	7,453	—	7,453
Prepaid benefit costs	1,477	—	2	(42)	1,437
Regulatory assets	2,549	418	104	216	3,287
Derivatives	—	—	1,613	11	1,624
Goodwill	300	—	1,217	2,687	4,204
Other	498	229	2,415	172	3,314
Total other assets	9,595	647	14,987	3,044	28,273
Total Assets	$57,188	$5,855	$51,516	$3,132	$117,691
Capitalization
Common stock	$1,373	$678	$—	$(2,046)	$5
Additional paid-in capital	10,851	1,013	11,991	(11,885)	11,970
Retained earnings	9,174	26	19,154	(3,155)	25,199
Accumulated other comprehensive loss	—	(1)	(51)	(117)	(169)
Total common shareholders' equity	21,398	1,716	31,094	(17,203)	37,005
Noncontrolling interests	—	—	4,355	—	4,355
Total equity	21,398	1,716	35,449	(17,203)	41,360
Redeemable noncontrolling interests	—	—	487	—	487
Long-term debt	14,131	1,510	4,407	17,495	37,543
Total capitalization	35,529	3,226	40,343	292	79,390
Current Liabilities
Commercial paper	1,482	192	—	842	2,516
Other short-term debt	—	200	—	200	400
Current portion of long-term debt	30	175	215	1,704	2,124
Accounts payable	768	301	2,652	(90)	3,631
Customer deposits	459	34	6	—	499
Accrued interest and taxes	266	29	178	85	558
Derivatives	12	1	326	5	344
Accrued construction-related expenditures	426	25	701	—	1,152
Regulatory liabilities	284	25	—	11	320
Other	498	140	1,494	177	2,309
Total current liabilities	4,225	1,122	5,572	2,934	13,853
Other Liabilities and Deferred Credits
Asset retirement obligations	2,268	117	1,072	—	3,457
Deferred income taxes	5,415	626	3,061	(741)	8,361
Regulatory liabilities	9,296	527	129	(16)	9,936
Derivatives	1	—	435	427	863
Other	454	237	904	236	1,831
Total other liabilities and deferred credits	17,434	1,507	5,601	(94)	24,448
Commitments and Contingencies
Total Capitalization and Liabilities	$57,188	$5,855	$51,516	$3,132	$117,691
————————————
(a) Corporate and Other represents other business activities and eliminating entries, and may include the net effect of rounding. Corporate and Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and differential membership interests sold by NEER’s subsidiaries. Residual corporate interest expense is included in Corporate and Other.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Preliminary
Three Months Ended March 31, 2020	FPL	Gulf Power	NEER	Corporate and Other(a)	NextEra Energy
Cash Flows From Operating Activities
Net income (loss)	$642	$40	$205	$(579)	$308
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	402	68	360	18	848
Nuclear fuel and other amortization	42	1	26	5	74
Unrealized losses (gains) on marked to market derivative contracts - net	—	—	(204)	767	563
Foreign currency transaction gains	—	—	—	(39)	(39)
Deferred income taxes	212	5	(81)	(316)	(180)
Cost recovery clauses and franchise fees	—	(10)	—	—	(10)
Equity in losses (earnings) of equity method investees	—	—	390	—	390
Distributions of earnings from equity method investees	—	—	100	—	100
Losses (gains) on disposal of businesses, assets and investments – net	—	—	(298)	1	(297)
Other - net	(16)	(7)	350	(16)	311
Changes in operating assets and liabilities:
Current assets	36	(4)	116	(6)	142
Noncurrent assets	(23)	13	(36)	(10)	(56)
Current liabilities	(53)	(29)	(181)	18	(245)
Noncurrent liabilities	(31)	(2)	3	15	(15)
Net cash provided by (used in) operating activities	1,211	75	750	(142)	1,894
Cash Flows From Investing Activities
Capital expenditures of FPL	(1,394)	—	—	—	(1,394)
Acquisition and capital expenditures of Gulf Power	—	(340)	—	—	(340)
Independent power and other investments of NEER	—	—	(1,492)	—	(1,492)
Nuclear fuel purchases	(42)	—	(15)	—	(57)
Other capital expenditures, acquisitions and other investments	—	—	—	(1)	(1)
Proceeds from sale or maturity of securities in special use funds and other investments	657	—	337	87	1,081
Purchases of securities in special use funds and other investments	(666)	—	(339)	(79)	(1,084)
Other - net	(13)	—	124	41	152
Net cash used in (provided by) investing activities	(1,458)	(340)	(1,385)	48	(3,135)
Cash Flows From Financing Activities
Issuances of long-term debt	1,558	1	94	2,701	4,354
Retirements of long-term debt	(284)	(1)	(28)	1	(312)
Net change in commercial paper	(1,271)	171	—	160	(940)
Proceeds from other short-term debt	—	—	—	1,625	1,625
Payments to related parties under a cash sweep and credit support agreement – net	—	—	48	—	48
Issuances of common stock/equity units - net	—	—	—	(57)	(57)
Dividends on common stock	—	—	—	(685)	(685)
Dividends & capital distributions from (to) parent - net	1,200	400	335	(1,935)	—
Other - net	(18)	(1)	127	(180)	(72)
Net cash provided by financing activities	1,185	570	576	1,630	3,961
Effects of currency translation on cash, cash equivalents and restricted cash	—	—	6	—	6
Net increase (decrease) in cash, cash equivalents and restricted cash	938	305	(53)	1,536	2,726
Cash, cash equivalents and restricted cash at beginning of year	195	69	679	165	1,108
Cash, cash equivalents and restricted cash at end of period	$1,133	$374	$626	$1,701	$3,834
————————————
(a) Corporate and Other represents other business activities and eliminating entries, and may include the net effect of rounding. Corporate and Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and differential membership interests sold by NEER’s subsidiaries. Residual corporate interest expense is included in Corporate and Other.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Preliminary
Three Months Ended March 31, 2019	FPL	Gulf Power	NEER(a)	Corporate and Other(a)(b)	NextEra Energy
Cash Flows From Operating Activities
Net income (loss)	$588	$37	$247	$(266)	$606
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	375	50	332	15	772
Nuclear fuel and other amortization	45	14	26	5	90
Unrealized losses on marked to market derivative contracts – net	—	—	127	259	386
Foreign currency transaction gains	—	—	—	(5)	(5)
Deferred income taxes	203	16	169	(168)	220
Cost recovery clauses and franchise fees	(27)	(14)	—	—	(41)
Equity in losses (earnings) of equity method investees	—	—	(16)	—	(16)
Distributions of earnings from equity method investees	—	—	84	—	84
Losses (gains) on disposal of businesses, assets and investments – net	(1)	—	(50)	2	(49)
Other - net	11	(6)	(123)	6	(112)
Changes in operating assets and liabilities:
Current assets	(35)	(50)	180	188	283
Noncurrent assets	(19)	(22)	(51)	(31)	(123)
Current liabilities	31	19	(532)	(32)	(514)
Noncurrent liabilities	(35)	21	17	13	16
Net cash provided by (used in) operating activities	1,136	65	410	(14)	1,597
Cash Flows From Investing Activities
Capital expenditures of FPL	(1,104)	—	—	—	(1,104)
Acquisition and capital expenditures of Gulf Power	—	(95)	—	(4,456)	(4,551)
Independent power and other investments of NEER	—	—	(1,162)	—	(1,162)
Nuclear fuel purchases	(36)	—	(61)	—	(97)
Other capital expenditures, acquisitions and other investments	—	—	—	(115)	(115)
Proceeds from sale or maturity of securities in special use funds and other investments	562	—	351	53	966
Purchases of securities in special use funds and other investments	(596)	—	(359)	(64)	(1,019)
Other - net	1	—	104	32	137
Net cash provided by (used in) investing activities	(1,173)	(95)	(1,127)	(4,550)	(6,945)
Cash Flows From Financing Activities
Issuances of long-term debt	643	75	13	2,037	2,768
Retirements of long-term debt	(39)	—	(127)	—	(166)
Net change in commercial paper	(860)	—	—	412	(448)
Repayments of other short-term debt	—	—	—	(50)	(50)
Payments to related parties under a cash sweep and credit support agreement – net	—	—	(24)	—	(24)
Issuances of common stock/equity units - net	—	—	—	20	20
Dividends on common stock	—	—	—	(598)	(598)
Dividends & capital distributions from (to) parent - net	250	9	1,073	(1,332)	—
Other - net	(12)	—	(11)	(52)	(75)
Net cash provided by (used in) financing activities	(18)	84	924	437	1,427
Effects of currency translation on cash, cash equivalents and restricted cash	—	—	9	—	9
Net increase (decrease) in cash, cash equivalents and restricted cash	(55)	54	216	(4,127)	(3,912)
Cash, cash equivalents and restricted cash at beginning of year	254	—	344	4,655	5,253
Cash, cash equivalents and restricted cash at end of period	$199	$54	$560	$528	$1,341
————————————
(a) During the fourth quarter of 2019, NEET, which was previously reported in Corporate and Other, was moved to the NEER segment. Amounts for NEER and Corporate and Other were adjusted to reflect the segment change.

(b) Corporate and Other represents other business activities and eliminating entries, and may include the net effect of rounding. Corporate and Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and differential membership interests sold by NEER’s subsidiaries. Residual corporate interest expense is included in Corporate and Other.

NextEra Energy, Inc.
Earnings Per Share Contributions
(assuming dilution)
(unaudited)

Preliminary
First Quarter
2019 Earnings Per Share Attributable to NextEra Energy, Inc.	$1.41

FPL - 2019 Earnings Per Share	$1.22
New investment growth	0.12
Allowance for funds used during construction	(0.02)
Other and share dilution	(0.01)
FPL - 2020 Earnings Per Share	$1.31

Gulf Power - 2019 Earnings Per Share	$0.08
Operations and maintenance reductions	0.01
Allowance for funds used during construction	0.01
Other	(0.02)
Gulf Power - 2020 Earnings Per Share	$0.08

NEER - 2019 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.67
New investments	0.08
Existing assets	0.09
Gas infrastructure	0.02
NextEra Energy Transmission	0.04
Customer supply and proprietary power & gas trading	(0.02)
Asset sales/abandonment	(0.02)
Non-qualifying hedges impact	(0.02)
NEP investment gains - net	0.01
Gains on disposal of a business/assets	0.52
Change in unrealized gains (losses) on securities held in NEER's nuclear decommissioning funds and OTTI - net	(0.64)
Interest and corporate general and administrative expenses	(0.06)
Other, including other investment income, income taxes and share dilution	(0.02)
NEER - 2020 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.65

Corporate and Other - 2019 Earnings (Loss) Per Share	$(0.56)
Non-qualifying hedges impact	(0.69)
Acquisition-related	0.09
Other, primarily interest expense and share dilution	(0.02)
Corporate and Other - 2020 Earnings (Loss) Per Share	$(1.18)

2020 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.86